Exhibit 99.1

Kopin Corporation Reports Fourth-Quarter and Fiscal-Year 2011 Financial Results

Fiscal-Year Financial Highlights Include:

  Revenue of $131.1 Million
  Net Income of $3.6 Million (Non-GAAP Net Income of $8.3 Million)(1)
  Cash Flow Generated from Operating Activities of $18.1 Million
  $105.4 Million of Cash and Marketable Securities

TAUNTON, Mass.--(BUSINESS WIRE)--March 7, 2012--Kopin Corporation (NASDAQ: KOPN), a leading supplier of advanced semiconductor products and microdisplays for mobile applications including smartphones, tablet PCs, military thermal weapons sights and wearable computers, today announced financial results for the fourth quarter and 12 months ended December 31, 2011.

Fourth-quarter Financial Highlights

“We concluded a successful 2011 with strong fourth-quarter growth,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer. “Total revenues for the fourth quarter of 2011 increased 6.3 percent to $35.2 million from $33.1 million for the comparable period of 2010.”

“Driven by strong global sales of wireless handsets and growing demand for our BiFET and BiHEMT structures as enabling technology for smartphone power amplifiers, III-V product revenues increased 15 percent for the fourth quarter to $17.4 million from $15.1 million in the same period in 2010,” Dr. Fan said. “BiHEMTs deliver the high performance in the small footprints required by next-generation smartphones, and our integrated circuit customers’ BiHEMT qualification and production activities increased significantly in the fourth quarter.”

“Display revenue decreased $0.3 million to $17.8 million in the fourth quarter of 2011, reflecting lower R&D and military display revenue, partially offset by higher revenue from consumer electronics applications,” said Dr. Fan. “In addition, development of our Golden-i® voice-activated, hands-free, cloud computing and communications technology progressed on schedule.”

Fourth-quarter 2011 GAAP (Generally Accepted Accounting Principles) net loss was $67,000, or $0.00 per basic and diluted share, compared with net income of $4.7 million, or $0.07 per diluted share, for the fourth quarter of 2010. Results for the fourth quarter of 2011 included a non-cash intangible asset and goodwill impairment charge of $5.0 million associated with Kopin’s Forth Dimension Displays Ltd (FDD) subsidiary and a non-cash income tax benefit resulting from the release of a deferred tax valuation allowance of $4.3 million related to its Kopin Taiwan Corporation (KTC) subsidiary. Results for the fourth quarter of 2010 included gains of $0.6 million on the sale of patents and the receipt of $1.4 million of insurance proceeds. On a non-GAAP basis, net income for the 2011 fourth quarter was $2.4 million, or $0.04 per diluted share, compared with $4.0 million, or $0.06 per diluted share, for the fourth quarter of 2010(1).

Full-year Financial Highlights

Total revenues for the fiscal year ended December 31, 2011 increased 8.9 percent to $131.1 million from $120.4 million a year earlier. III-V revenues rose 6.8 percent to $66.5 million for fiscal 2011 from $62.2 million in fiscal 2010. Display product revenue increased 11.2 percent to $64.7 million from $58.2 million a year earlier.

Gross margin for the 12 months ended December 31, 2011 increased to $43.4 million, or 34.6 percent of revenues, from $35.4 million, or 30.4 percent of revenues, for 2010.

Operating loss was $0.8 million for the year ended December 31, 2011, compared with operating income of $4.6 million for 2010. Results for fiscal 2011 included impairment charges associated with FDD of approximately $5.0 million. Results for fiscal 2010 included gains from insurance proceeds of approximately $1.5 million. Accordingly, on a non-GAAP basis operating income, which also excluded the impact of stock-based compensation expense, was $8.2 million for the 2011 fiscal year, compared with operating income of $5.7 million for fiscal year 2010.(1)

GAAP net income for fiscal 2011 was $3.6 million, or $0.06 per diluted share, compared with GAAP net income of $8.9 million, or $0.13 per diluted share, for fiscal 2010. Results for 2011 included a non-cash intangible asset and goodwill impairment charge of $5.0 million associated with Kopin’s FDD subsidiary and a non-cash income tax benefit of $4.3 million related to KTC. Results for 2010 included gains of $0.8 million on the sale of patents that the Company was no longer using, the receipt of $1.8 million of insurance proceeds and $2.6 million from the sale of investments. On a non-GAAP basis, diluted earnings per share for fiscal year 2011 was $0.13 versus diluted earnings per share of $0.15 for fiscal year 2010. (1)

The impairment charge for the fourth quarter and fiscal year 2011 reflects the Company’s current estimate of the fair market value of the FDD business. The value of this charge is subject to change according to the final results of the impairment testing. The final charges affecting goodwill and intangible assets will be reflected in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

“During 2011, we maintained a strong financial position while investing for the future. Our 2011 gross margin dollars increased $8.0 million compared with 2010, which enabled us to increase internal R&D investments in our III-V, display and Golden-i technologies by $5.1 million and increase our non-GAAP net operating income by $2.5 million over 2010(1),” said Dr. Fan. “We generated $18.1 million of cash from operating activities in 2011, which allowed us to spend $11.0 million for the acquisition of FDD, $5.9 million for capital expenditures and $4.4 million for the repurchase of stock while finishing the year with cash and equivalents and marketable securities of $105.4 million versus $111 million at December 25, 2010. As of year-end 2011 we continued to have no long-term debt.”

Business Outlook

“We anticipate another strong year of growing global demand for smartphones to drive a solid performance for our III-V business in 2012, and our Golden-i technology is on track for a 2012 launch,” Dr. Fan said. “However, we expect Defense Department budget cuts to negatively affect our military display revenue and as a result, for full-year 2012 we expect to generate total revenues in the range of $110 million to $120 million.”

“The Defense Department budget cuts were not unexpected and we have been planning for this situation for some time. For example, by the end of this month we anticipate the completion of a plant consolidation project we started more than a year ago. We have consolidated all of our domestic display manufacturing activities into one facility that allowed us to consolidate all of our domestic III-V activities into one facility and we effectively closed our other domestic III-V facility this month. Actions like these will help to generate substantial cost savings, allowing Kopin to remain financially strong and flexible so that we can continue to invest in the future growth of our business. In 2012 we will continue to focus on developing our BiFET and BiHEMT smartphone technologies as well as on working with our partner for the successful launch of our Golden-i technologies. We believe these investments will position us to further capitalize on our leadership position in III-V technology, as well as on our expertise in advanced display imaging systems for consumer and industrial markets to drive market share gains and longer-term growth for Kopin,” said Dr. Fan.

Financial Results Conference Call

In conjunction with the release of 2011 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation’s voice-activated, wireless, hands-free Golden-i® mobile computing headsets, ruggedized military imaging systems, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com and www.mygoldeni.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the expectation that 2012 revenues will be in the range of $110 million to $120 million; the Company's current estimate of the fair market value of the FDD business; the launch of products based on our Golden-i technologies in 2012; and the consolidation of our plants in 2012. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the Company’s 2012 revenue expectations may turn out to be wrong; there may be issues which prevent the launch of Golden-i technologies in 2012; the operating results of Forth Dimension Displays Ltd. may not meet expectations, requiring further write-downs of intangible and goodwill assets; the operating results of Kopin Taiwan Corporation may not meet expectations and the tax benefits from its deferred tax assets may not be realized; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company may be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and III-V products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of our products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 25, 2010, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

(1) DISCUSSION REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES

Our earnings release contains some or all of the following financial measures which have not been calculated in accordance with United States Generally Accepted Accounting Principles (GAAP): (i) non-GAAP operating income and operating margin, (ii) non-GAAP net income, and (iii) non-GAAP net income per share (diluted). As set forth in the "Unaudited Reconciliation of Non-GAAP Financial Measures" table found below, we derive such non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare operating performance against peer companies and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and competitors more difficult, obscure trends in ongoing operations or reduce management's ability to make useful forecasts.

We provide investors with non-GAAP operating income and operating margin and non-GAAP net income because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors an additional method to evaluate historical operating performance and identify trends, additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of operating results to peer companies. We also believe that providing non-GAAP operating income and operating margin allows investors to assess the extent to which ongoing operations impact our overall financial performance. We further believe that providing non-GAAP net income and non-GAAP net income per share (diluted) allows investors to assess the overall financial performance of ongoing operations by eliminating the impact of certain tax items which may not occur in each period for which financial information is presented and which represent gains unrelated to our ongoing operations. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.

We calculate non-GAAP operating income by excluding from GAAP operating income, stock compensation expense and goodwill impairment charges. We calculate non-GAAP net income and net income per share (diluted) by excluding from GAAP net income and net income per share (diluted), stock compensation expense, goodwill impairment charges, insurance proceeds, and certain tax items, which may not occur in all periods for which financial information is presented. We exclude the items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:

Stock Compensation - We believe (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and (3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.

Impairment of Goodwill - We believe such losses reflect forecasted results and do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized.

Gains from Insurance Proceeds - We believe such gains are outside the control of management and we do not believe that they reflect the underlying performance of ongoing business operations for such period.

Certain Income Tax Items – includes the release of the valuation allowance which was recorded against the deferred tax assets of our Taiwanese subsidiary which do not result in a current tax refund.

The non-GAAP financial measures presented in the table below should not be considered in isolation and are not an alternative for the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating operating performance or ongoing business. Further, non-GAAP financial measures are likely to have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
Revenues:
Product revenues	$34,433,542	$32,446,699	$125,464,687	$116,622,692
Research and development revenues	779,154	693,794	5,679,908	3,763,074
	35,212,696	33,140,493	131,144,595	120,385,766
Expenses:
Cost of product revenues	22,003,013	20,715,794	82,110,464	81,224,350
Research and development	5,969,564	5,816,260	25,874,962	19,733,928
Selling, general and administrative	5,482,169	3,093,919	18,928,996	14,837,519
Impairment of intangible assets and goodwill	4,999,512	-	4,999,512	-
	38,454,258	29,625,973	131,913,934	115,795,797
(Loss) income from operations	(3,241,562)	3,514,520	(769,339)	4,589,969

Other income and (expense), net	(93,087)	1,318,355	1,784,423	5,218,128

(Loss) income before benefit (provision) for income taxes, equity loss in unconsolidated affiliate and net (income) loss from noncontrolling interest	(3,334,649)	4,832,875	1,015,084	9,808,097

Benefit (provision) for income taxes	3,834,000	21,000	3,541,000	(252,000)

Income before equity loss in unconsolidated affiliate and net (income) loss from noncontrolling interest	499,351	4,853,875	4,556,084	9,556,097

Equity loss in unconsolidated affiliate	(92,617)	(230,650)	(296,451)	(600,299)

Income before net (income) loss of noncontrolling interest	406,734	4,623,225	4,259,633	8,955,798

Net (income) loss attributable to noncontrolling interest	(473,392)	52,447	(661,706)	(21,647)

Net income	$(66,658)	$4,675,672	$3,597,927	$8,934,151

Net income per share:
Basic	$(0.00)	$0.07	$0.06	$0.14
Diluted	$(0.00)	$0.07	$0.06	$0.13

Weighted average number of common shares outstanding:
Basic	64,065,427	64,751,252	64,405,776	66,019,847
Diluted	64,514,517	65,399,289	65,346,484	66,711,501

Kopin Corporation
Unaudited Reconciliation of non-GAAP Financial Measures

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information using GAAP. See footnote (1) for further discussion.

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

GAAP operating (loss) income	($3,241,562)	$3,514,520	($769,339)	$4,589,969
Share-based compensation expense	1,747,000	694,000	3,924,000	2,584,000
Impairment of intangible assets and goodwill	4,999,512	-	4,999,512	-
Insurance proceeds	-	(1,126,000)	-	(1,500,000)
Non-GAAP operating income	$3,504,950	$3,082,520	$8,154,173	$5,673,969

GAAP net income	($66,658)	$4,675,672	$3,597,927	$8,934,151
Share-based compensation expense	1,747,000	694,000	3,924,000	2,584,000
Impairment of intangible assets and goodwill	4,999,512	-	4,999,512	-
Insurance proceeds	-	(1,413,000)	-	(1,787,000)
Release of valuation allowance	(4,266,000)	-	(4,266,000)	-
Non-GAAP net income	$2,413,854	$3,956,672	$8,255,439	$9,731,151

GAAP net income per share, diluted	($0.00)	$0.07	$0.06	$0.13
Share-based compensation expense	0.03	0.01	0.06	0.04
Impairment of intangible assets and goodwill	0.08	-	0.08	-
Insurance proceeds	-	(0.02)	-	(0.03)
Release of valuation allowance	(0.07)	-	(0.07)	-
Non-GAAP net income per share, diluted	$0.04	$0.06	$0.13	$0.15

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2011	December 25, 2010
ASSETS
Current assets:
Cash and marketable securities	$105,418,550	$110,947,390
Accounts receivable, net	17,887,754	17,489,348
Inventory	21,415,517	21,462,871
Prepaid and other current assets	1,706,436	2,725,153

Total current assets	146,428,257	152,624,762

Equipment and improvements, net	32,369,441	32,613,961
Other assets	15,765,831	6,857,675

Total assets	$194,563,529	$192,096,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,384,870	$11,317,865
Accrued expenses	7,627,459	5,997,646
Billings in excess of revenue earned	2,467,461	3,210,895

Total current liabilities	22,479,790	20,526,406

Lease commitments	1,295,670	944,617

Total Kopin Corporation stockholders' equity	165,584,725	165,835,919
Noncontrolling interest	5,203,344	4,789,456
Total stockholders' equity	170,788,069	170,625,375
Total liabilities and stockholders' equity	$194,563,529	$192,096,398

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
Display Revenues by Category (in millions)
Military Application	$11.3	$13.2	$38.9	$40.0
Consumer Electronics Applications	5.9	0.6	20.5	15.0
Research and Development	0.6	4.3	5.2	3.2
Total	$17.8	$18.1	$64.6	$58.2

Stock-Based Compensation Expense
Cost of product revenues	$181,000	$120,000	$613,000	$591,000
Research and development	160,000	110,000	578,000	428,000
Selling, general and administrative	1,406,000	464,000	2,733,000	1,565,000
Total	$1,747,000	$694,000	$3,924,000	$2,584,000

Other Financial Information
Depreciation and amortization	$2,601,000	1,499,000	$8,598,000	$6,565,000
Capital expenditures			$5,938,000	$15,850,000
Treasury stock purchases			$4,415,000	$6,729,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and CFO
Richard_Sneider@kopin.com
or
Sharon Merrill
Scott Solomon, 617-542-5300
Vice President
ssolomon@InvestorRelations.com